UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 2, 2012

Black Box Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-18706	95-3086563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Park Drive Lawrence, Pennsylvania	15055
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (724) 746-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2012, the Board of Directors (the “Board”) of Black Box Corporation (the “Company”) elected Michael McAndrew as President and Chief Operating Officer of the Company, effective immediately. As previously disclosed, R. Terry Blakemore will continue to serve as Chief Executive Officer of the Company through March 31, 2013. In connection with Mr. McAndrew's appointment, Mr. Blakemore ceased to serve as President as of October 2, 2012. Also, as previously disclosed, Mr. McAndrew will become the Company's Chief Executive Officer and will join the Board as a director effective April 1, 2013.

Mr. McAndrew, 52, was promoted to Executive Vice President of the Company on May 11, 2010. He had previously been promoted to the position of Vice President and Chief Financial Officer of the Company on December 13, 2002. He became Secretary and Treasurer of the Company on January 31, 2003. He was Manager of Corporate Planning and Analysis with the Company prior to December 13, 2002. Mr. McAndrew has been with the Company for 23 years.

Also on October 2, 2012, the Board elected Timothy C. Huffmyer as Vice President, Chief Financial Officer, Treasurer and Secretary, effective immediately (and, in those roles, he will serve as the Company's principal financial officer and principal accounting officer). In connection with Mr. Huffmyer's appointment, Mr. McAndrew ceased to serve as Executive Vice President, Chief Financial Officer, Treasurer and Secretary (and, in those roles, as principal financial officer and principal accounting officer) as of such date.

Mr. Huffmyer, 38, was promoted to Director of Finance in February, 2008. He served as Corporate Controller from June, 2004 and in other finance roles prior thereto. Mr. Huffmyer has been with the Company for 9 years.

On October 2, 2012, the Board also elected Kenneth P. Davis as Executive Vice President of North America Commercial Services, effective immediately. Mr. Davis, 48, was previously named Vice President - Voice Communications North, Europe and Latin America on November 1, 2010. Mr. Davis has served in a number of operating roles within the Company, including as Vice President and General Manager of the Northeast Region, Europe and Latin America. Mr. Davis has been with the Company for 13 years.

In connection with the foregoing, the Compensation Committee of the Board (the “Compensation Committee”) recommended that the Board approve, and the Board approved, the following compensation adjustments: annual base salaries at the rates of $550,000, $400,000 and $300,000 for Messrs. McAndrew, Davis and Huffmyer, respectively; awards under the annual incentive bonus plan under the Black Box Corporation 2008 Long-Term Incentive Plan (the “2008 Plan”) for the fiscal year ending March 31, 2013 with targets of $100,000, $35,000 and $65,000 for Messrs. McAndrew, Davis and Huffmyer, respectively (the “Supplemental AIP Awards”), with performance goals and other terms provided in the “FY13 Annual Incentive Plan” as described in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2012; and grants of restricted stock units payable in shares of the Company's Common Stock, par value $.001 per share, with values of $400,000, $150,000 and $300,000 for Messrs. McAndrew, Davis and Huffmyer, respectively (the “Supplemental RSU Awards”).

Following Board review and approval, the Compensation Committee granted the Supplemental AIP Awards and, effective October 4, 2012, the Supplemental RSU Awards under the 2008 Plan. The Supplemental RSU Awards will vest in equal increments over three (3) years.

In connection with the foregoing, on October 2, 2012, Mr. Huffmyer and the Company entered into the Company's standard executive officer agreement which provides for certain benefits in the event of a qualifying termination of his employment following a change-in-control of the Company (a so-called “double trigger” agreement). The agreement does not provide any severance benefits prior to a change-in-control of the Company and does not provide for any tax gross-up of severance payments. The agreement contains provisions regarding non-competition, confidentiality and intellectual property. The original term of the agreement is five (5) years with an automatic renewal on a one-year basis thereafter absent notice of nonrenewal six (6) months prior to the renewal date; provided, however, that if a change-in-control occurs during the initial or any renewal period, the agreement will survive until the second anniversary of the date of the change-in-control. This summary is qualified in its entirety by reference to the agreement with Mr. Huffmyer attached hereto as Exhibit 10.1 and incorporated herein by reference thereto.

Also in connection with the foregoing, on October 2, 2012, the Company and Mr. Blakemore entered into a letter agreement specifying his retirement date of June 3, 2013 and otherwise providing for certain matters in connection therewith. This summary is qualified in its entirety by reference to the agreement with Mr. Blakemore attached hereto as Exhibit 10.2 and incorporated herein by reference thereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No...........Description

10.1......................Agreement between the Company and Timothy C. Huffmyer

10.2......................Agreement between the Company and R. Terry Blakemore

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK BOX CORPORATION

Date: October 8, 2012

By: /s/ Michael McAndrew
Michael McAndrew
President and Chief Operating Officer

Exhibit Index

Exhibit No...........Description

10.1......................Agreement between the Company and Timothy C. Huffmyer

10.2......................Agreement between the Company and R. Terry Blakemore